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                                                                      Exhibit 12
                      Dean Foods Company and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges



                                                                       Fiscal Years Ending May
                                    1995             1994            1993           1992            1991             1990
 Income before taxes                $136,388         $118,313        $114,759       $105,527        $124,340         $102,066
                                    -----------------------------------------------------------------------------------------
 Fixed charges:
        Interest expense              22,397           15,471          14,888         15,551          16,780           12,682
        Debt issue costs                 117              123             155            118             128               93
        Portion of rentals (33%)       8,270            6,997           7,653          9,124           8,528            8,350
                                    -----------------------------------------------------------------------------------------
        Total fixed charges           30,784           22,591          22,696         24,793          25,436           21,125
                                    -----------------------------------------------------------------------------------------
 Earnings before taxes and
        fixed charges               $167,172         $140,904        $137,455       $130,320        $149,776         $123,191
                                    ==========================================================================================
 Ratio of earnings to
        fixed charges                    5.4              6.2             6.1            5.3             5.9              5.8
                                    ==========================================================================================
